Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 15, 2008

BY AND AMONG

CONVERGYS CORPORATION,

DIALOG MERGER SUB, INC.

AND

INTERVOICE, INC.

i

TABLE OF CONTENTS

(continued)

Annex A – Conditions to the Offer

Schedules – Company’s Disclosure Schedule

Exhibit A – Form of Tender and Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 15, 2008, is by and among Convergys Corporation, an Ohio corporation (“Parent”), Dialog Merger Sub, Inc., a Texas corporation (“Purchaser”), and Intervoice, Inc., a Texas corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, it is proposed that Purchaser shall make a cash tender offer (the “Offer”) to acquire all of the shares of common stock, without par value, of the Company (“Company Common Stock”) (all such shares of Company Common Stock, together with the Rights issued pursuant to the Third Amended and Restated Rights Agreement, dated as of May 1, 2001, by and between InterVoice-Brite, Inc. and Computershare Investor Services, LLC (the “Company Rights Agreement”) being hereinafter referred to as the “Shares”) that are issued and outstanding for $8.25 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement and the Offer;

WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain shareholders of the Company are entering into a Tender and Voting Agreement with Parent and Purchaser simultaneously with the execution of this Agreement in substantially the form attached hereto as Exhibit A (a “Tender and Voting Agreement”), whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the Shares held by them in the Offer and support actions necessary to consummate the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved the making of the Offer by Purchaser and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer; and

WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Purchaser with and into the Company in accordance with the TBCA and the TBOC, as applicable, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Parent, Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01        Definitions. This Agreement uses the following definitions:

“2009 Bonus Plan” has the meaning assigned in Section 6.10(d).

“Acceptance Date” has the meaning assigned in Section 2.01(d).

“Acquisition Proposal” means any inquiry, proposal or offer whether in writing or otherwise, with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 15% of the voting power in the Company or any of its Significant Subsidiaries, (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Significant Subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any Significant Subsidiary of the Company) representing more than 15% of the consolidated assets of the Company and its Significant Subsidiaries, other than the Transactions.

“Agreement” has the meaning assigned in the Preamble to this Agreement.

“Appointment Time” has the meaning assigned in Section 6.12(a).

“Articles of Merger” has the meaning assigned in Section 3.03.

“Benefit Arrangement” means, with respect to the Company, each of the following: (a) under which any of its employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it, its Subsidiaries or its ERISA Affiliates, or (c) under which it, its Subsidiaries or ERISA Affiliates has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, change-in-control, fringe benefit, bonus, incentive, retirement, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Benefits Transition Date” has the meaning assigned in Section 6.10(a).

“Business Combination Law” means Part 13 of the TBCA.

“Business Day” means any day other than a day on which banks in the State of Texas are required or authorized to be closed.

“Certificate” has the meaning assigned in Section 3.07(a).

“Certificate of Merger” has the meaning assigned in Section 3.03.

“Closing” has the meaning assigned in Section 3.02.

“Closing Date” has the meaning assigned in Section 3.02.

“Code” has the meaning assigned in Section 3.09(e).

“Company” has the meaning assigned in the Preamble to this Agreement.

“Company Board” has the meaning assigned in the Recitals.

“Company Board Change of Recommendation” has the meaning assigned in Section 6.06(e).

“Company Board Recommendation” has the meaning assigned in Section 5.03(e).

“Company Common Stock” has the meaning assigned in the Recitals.

“Company Compensation Approvals” has the meaning assigned in Section 5.03(w).

“Company Preferred Stock” means the preferred stock of the Company.

“Company Rights Agreement” has the meaning assigned in the Recitals.

“Company RSU” has the meaning assigned in Section 3.09(a).

“Company Shareholder Approval” has the meaning assigned in Section 5.03(e).

“Company Stock Option” has the meaning assigned in Section 3.09(a).

“Company Stock Plans” means the following plans of the Company: InterVoice, Inc. 1990 Incentive Stock Option Plan, 1990 Nonqualified Stock Option Plan for Non-Employees, InterVoice, Inc. Restricted Stock Plan, InterVoice, Inc. 1998 Stock Option Plan, InterVoice-Brite, Inc. 1999 Stock Option Plan, Intervoice, Inc. 2003 Stock Option Plan, Intervoice, Inc. 2005 Stock Incentive Plan and Intervoice, Inc. 2007 Stock Incentive Plan.

“Compensation Arrangements” has the meaning assigned in Section 5.03(w).

“Compensation Committee” has the meaning assigned in Section 5.03(w).

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated as of May 18, 2007, as amended on January 8, 2008, between Parent and the Company.

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Covered Employees” has the meaning assigned in Section 6.10(a).

“de minimis” with respect to Section 5.02 and Annex A means variations resulting in an aggregate cost to Parent and the Purchaser of less than $80,000.

“Disbursing Agent” has the meaning assigned in Section 3.08(a).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shareholder” has the meaning assigned in Section 3.10(a).

“Dissenting Shares” means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Articles 5.12 and 5.13 of the TBCA.

“Effective Time” has the meaning assigned in Section 3.03.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health and safety or of the environment, in every case as in effect on or prior to the date of this Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 5.03(l)(3).

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Parent or Purchaser and/or any of their respective Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Fully Diluted Shares” shall mean the total number of Shares outstanding and entitled to vote in a merger as of a particular date, assuming the conversion or exercise of all Company Stock Options, Company RSUs and other securities convertible into or exercisable or exchangeable for Shares, other than potential dilution attributable to rights under the Company Rights Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governance Agreement” means that certain Board Representation and Governance Agreement dated as of June 22, 2007, as amended, by and between the Company and David W. Brandenburg.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indemnified Party” has the meaning assigned in Section 6.09(b).

“Insurance Policy” has the meaning assigned in Section 5.03(y).

“Intervoice Companies” has the meaning assigned in Section 5.03(u)(1).

“IP Assets” has the meaning assigned in Section 5.03(u)(1).

“Knowledge” means or has reference to, respectively, the knowledge of, in the case of Parent, its executive officers and, in the case of the Company, those individuals listed on Section 1.01 of the Disclosure Schedule, in each case of the events and circumstances which relate to Parent or the Company, as the case may be, which are known or should have been known upon reasonable inquiry or investigation.

“Leased Property” has the meaning assigned in Section 5.03(x)(1).

“Leases” has the meaning assigned in Section 5.03(x)(1).

“Lien” means any mortgage, pledge, security interest, lien, or similar encumbrance other than, with respect to the Company or its Subsidiaries, (a) any such mortgage, pledge, security interest, lien or similar encumbrance disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto or securing liabilities reflected on such financial statements or incurred in the ordinary course of business since the date of the most recent consolidated financial statements, (b) any such mortgage, pledge, security interest, lien or similar encumbrance for Taxes not yet delinquent or that are being contested in good faith and reserved for in accordance with GAAP, or (c) any such mortgage, pledge, security interest, lien or similar encumbrance which is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business.

“Matching Agreement” has the meaning assigned in Section 6.06(f).

“Material Adverse Effect” means:

(a)        with respect to the Company, any effect that is, or would be reasonably expected to be, material and adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, excluding in each case the impact of (1) changes in laws or regulations of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in general economic, financial market or political conditions, (3) changes in any financial, banking, or securities markets (including any disruption thereof or any decline in the price of any security or any market index), (4) the failure of the Company to meet revenue, backlog or earnings projections or expectations, (5) further developments (other than a final judgment) in Previously Disclosed litigation or claims (including those matters set forth in Section 5.03(h) of the Disclosure Schedule) or (6) changes resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions; and

(b)        with respect to Parent or Purchaser, any effect that would materially impair the ability of Parent or Purchaser to perform its obligations under this Agreement or to consummate the Transactions by the Termination Date.

“Material Contract” has the meaning assigned in Section 5.03(j)(1).

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.07(a).

“Minimum Condition” has the meaning assigned in Annex A.

“Modified Superior Proposal” has the meaning assigned in Section 6.06(f).

“Notice of Superior Proposal” has the meaning assigned in Section 6.06(f).

“Offer” has the meaning assigned in the Recitals.

“Offer Documents” has the meaning assigned in Section 2.01(f).

“Offer to Purchase” has the meaning assigned in Section 2.01(f).

“Owned Property” has the meaning assigned in Section 5.03(x)(2).

“Parent” has the meaning assigned in the Preamble to this Agreement.

“party” means Parent, Purchaser or the Company.

“Pension Plan” has the meaning assigned in Section 5.03(l)(2).

“Per Common Share Price” has the meaning assigned in Section 2.03(a).

“Permitted Lien” means any landlord’s liens; liens for Taxes not yet due and payable; mechanic’s, materialmen’s and other inchoate liens; and other liens not material in nature or amount.

“Per Share Amount” has the meaning assigned in the Recitals.

“person” is to be interpreted broadly to include any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” means the plan of merger contained in this Agreement.

“Previously Disclosed” means information set forth by the Company in the applicable paragraph of the Disclosure Schedule, or any other paragraph of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question) or in the Company’s Regulatory Filings (including any schedules and exhibits thereto) filed with the SEC prior to the date of this Agreement.

“Proxy Statement” has the meaning assigned in Section 5.03(s)(2).

“Purchaser” has the meaning assigned in the Preamble to this Agreement.

“Purchaser Articles” means the Articles of Incorporation of Purchaser.

“Purchaser By-laws” means the Bylaws of Purchaser.

“Purchaser Common Stock” means the common stock, $0.01 par value, of Purchaser.

“Regulatory Filings” has the meaning assigned in Section 5.03(g)(1).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Approvals” has the meaning assigned in Section 6.08(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“Schedule 14D-9” has the meaning assigned in Section 2.02(b).

“Schedule TO” has the meaning assigned in Section 2.01(f).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations thereunder.

“Shareholders’ Meeting” has the meaning assigned in Section 6.02(a).

“Shares” has the meaning assigned in the Recitals.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means an Acquisition Proposal (with all references to “15%” in the definition thereof deemed to be “66 2/3” for the purposes of this definition) made by any person on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of success of such proposal), are more favorable to the Company and its shareholders than the Transactions.

“Surviving Corporation” has the meaning assigned in Section 3.01.

“Takeover Laws” has the meaning assigned in Section 5.03(m).

“Takeover Provisions” has the meaning assigned in Section 5.03(m).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“TBCA” means the Texas Business Corporation Act.

“TBOC” means the Texas Business Organizations Code.

“Tender and Voting Agreement” has the meaning assigned in the Recitals.

“Termination Date” has the meaning assigned in Section 8.01(e).

“Termination Fee” has the meaning assigned in Section 8.03(a).

“Top-Up Option” has the meaning assigned in Section 2.03(a).

“Top-Up Option Shares” has the meaning assigned in Section 2.03(a).

“Transactions” has the meaning assigned in Section 5.03(e).

1.02        Interpretation.

(a)        In this Agreement, except as the context may otherwise require, references:

(1)        to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)        to this Agreement are to this Agreement and the Annexes and Schedules to it taken as a whole;

(3)        to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4)        to any section of any statute or regulation include any successor to that section;

(5)        to any Governmental Authority include any successor to that Governmental Authority; and

(6)        to the date of this Agreement are to July 15, 2008.

(b)        The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)        The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)        The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)        This Agreement is the product of negotiation by the parties, which have had the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to another.

(f)        No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE OFFER

2.01        The Offer.

(a)        Purchaser shall commence the Offer no later than August 1, 2008. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction of each of the conditions set forth in Annex A. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, subject to the provisions of Section 2.01(b) below.

(b)        Purchaser shall not, without the prior written consent of the Company, (1) decrease the Per Share Amount or change the form of consideration payable in the Offer, (2) reduce the maximum number of Shares to be purchased in the Offer, (3) impose conditions to the Offer in addition to those set forth in Annex A, (4) waive or change the condition in clause (iii) of Annex A, or (5) amend any other term of the Offer in a manner adverse to the Company’s shareholders.

(c)        Purchaser may from time to time extend the Offer beyond the scheduled expiration date, which shall initially be August 29, 2008, for up to five Business Days in each instance (or for such different period to which the Company shall reasonably agree) if, at the scheduled expiration of the Offer, any of the conditions to Purchaser’s obligation to accept for payment Shares shall not be satisfied or waived; provided, however, that Purchaser shall, at the written request of the Company received at least two Business Days prior to the scheduled expiration date, extend the Offer for up to an aggregate of ten Business Days if any of the conditions set forth in clauses (i) through (iii) of the first paragraph of Annex A have not been met to permit such condition to be satisfied. In addition, if all of the conditions to the Offer are satisfied or waived but the number of shares of Company Common Stock validly tendered and not withdrawn, together with the shares of Company Common Stock held by Parent and Purchaser, if any, is less than 90% of the then-outstanding number of shares of Company Common Stock, then upon the applicable expiration date of the Offer, Purchaser may provide “subsequent offering periods,” as such term is defined in, and in accordance with, Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed 20 Business Days (for all such extensions) and Purchaser shall (1) give the required notice of such subsequent offering period and (2) immediately accept and promptly pay for all Shares tendered as of such applicable expiration date.

(d)        Promptly upon the satisfaction or waiver (to the extent such condition is waiveable pursuant hereto) by Purchaser of the conditions set forth in Annex A, Purchaser shall accept for payment and pay for all Shares as promptly as practicable after the expiration date of the Offer, as extended or amended (the date of acceptance for payment, the “Acceptance Date”).

(e)        The Per Share Amount shall, subject to applicable withholding of Taxes, be paid net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. If the payment equal to the Per Share Amount in cash is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

(f)        As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and other customary documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws to give effect to the Offer. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC.

2.02        Company Action.

(a)        Subject to Section 6.06(e), the Company hereby consents to the Offer and the inclusion in the Offer Documents of the Company Board Recommendation.

(b)        On the date of commencement of the Offer (and subject to Purchaser providing drafts of its Offer Documents to the Company at least three Business Days before commencement of the Offer), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing the recommendation of the Company Board described in Section 2.02(a), and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws with the Offer Documents. The Company, Parent and Purchaser will correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company will take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC.

(c)        The Company shall cause its transfer agent to furnish Purchaser with mailing labels or electronic files containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of

Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. The Company, the Parent and the Purchaser agree to disseminate the Offer Documents and Schedule 14D-9 to the holders of Shares together in the same mailing or other form of distribution. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall treat the information contained in such labels, listings and files as “Evaluation Material” pursuant to the Confidentiality Agreement.

2.03        Top-Up Option.

(a)        Grant of Top-Up Option. The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Amount (the “Per Common Share Price”), a number (but not less than that number) of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned, directly or indirectly, by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised, in whole but not in part, at any time on or after the Acceptance Date and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with Article VIII; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable law and no judgment, injunction, order or decree of any Governmental Authority shall prohibit or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to any Governmental Authority in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned, directly or indirectly, by Parent or Purchaser constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the top Up Option Shares, (C) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued Shares not otherwise reserved for issuance for outstanding Company Stock Options or other obligations of the Company, and (D) Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws. Purchaser shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Purchaser shall (and Parent shall cause Purchaser to) consummate the Merger in accordance with Article 5.16 of the TBCA as contemplated by this Agreement. Parent shall cause the Surviving Corporation to file to deregister the Company Common Stock under the U.S. federal securities laws concurrently with consummating the Merger in accordance with Article 5.16 of the TBCA.

(b)        Exercise of Top-Up Option. Upon the exercise of the Top-Up Option in accordance with Section 2.03(a), Purchaser shall so notify the Company and shall set forth in such notice (i) the number of Shares expected to be owned, directly or indirectly, by Parent or Purchaser immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Purchaser of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares pursuant to this Section 2.03, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares, which may include any legends required by applicable securities laws. The aggregate purchase price payable for the Top-Up Option Shares may be paid, at the election of Purchaser or Parent, by Purchaser by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to 3%, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c)        Securities Law Compliance. Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

(d)        Adjustment upon Changes in Capitalization. In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Purchaser’s rights under the Top-Up Option, the number of Top-Up Option Shares and the Per Common Share Price shall be adjusted appropriately so as to restore Purchaser to its rights hereunder with respect to the Top-Up Option; provided, however, that nothing in this Section 2.03 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE III

THE MERGER

3.01        The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the TBCA and the TBOC, Purchaser will merge with and into the Company at the Effective Time. At the Effective Time the separate corporate existence of Purchaser will terminate. The Company will be the surviving corporation (the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of Texas.

3.02        Closing. The closing of the Merger (the “Closing”) will take place in the offices of Fulbright & Jaworski L.L.P., 2200 Ross Ave., Suite 2800, Dallas, Texas, at 10:00 a.m. prevailing Central time, on the second Business Day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

3.03        Effective Time. As promptly as practicable after the consummation of the Offer, and the satisfaction or waiver (if permitted) of the conditions of the Merger set forth in Article VII, the parties shall cause the Merger to be consummated by executing and delivering articles of merger (the “Articles of Merger”) to the Secretary of State of the State of Texas for filing under Article 5.04 of the TBCA and Section 10.153 of the TBOC, as required. The parties will make all other filings or recordings required under the TBCA and the TBOC, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State of the State of Texas and a certificate of merger (the “Certificate of Merger”) is issued by the office of the Secretary of State of the State of Texas, or at such later date or time as Parent and the Company shall agree and specify in the Articles of Merger in accordance with the TBCA and the TBOC (the time the Merger becomes effective being the “Effective Time”).

3.04        Effects of the Merger. The Merger will have the effects prescribed by the TBCA, TBOC and other applicable law.

3.05        Articles of Incorporation and By-laws.

(a)        The certificate of formation of Purchaser, as in effect immediately before the Effective Time, will be the certificate of formation of the Surviving Corporation as of the Effective Time, except for Article One thereof which shall be amended to read as follows: “The name of this corporation is Intervoice, Inc.” As of the Effective Time, the Surviving Corporation will be deemed to have voluntarily elected to adopt and be subject to the TBOC pursuant to Section 402.003 of the TBOC.

(b)        The Purchaser By-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time except that the name of Purchaser shall be changed therein to be “Intervoice, Inc.” and except that the Purchaser By-laws shall, to the extent that they do not do so, be amended (and be deemed to be so amended) as of the Effective Time to effectuate the obligations of Parent and the Surviving Corporation provided in Sections 6.09(a) and (b).

3.06        Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

3.07        Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

(a)        Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and Dissenting Shares (which shares shall be treated in accordance with Section 3.10) shall be converted into and constitute the right to receive cash in an amount equal to the Per Share Amount, without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.07(a) shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)        Each issued and outstanding share of Purchaser Common Stock shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

3.08        Exchange of Certificates; Payment of the Merger Consideration.

(a)        Appointment of Disbursing Agent. At or prior to the Effective Time, Parent shall deposit with a disbursing agent agreed upon by Parent and the Company (the “Disbursing Agent”) cash in an amount sufficient to allow the Disbursing Agent to make all payments that may be required pursuant to this Article III. Parent shall be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required by this Article III. Any such cash remaining in the possession of the Disbursing Agent twelve months after the Effective Time (together with any earnings in respect thereof) shall be delivered to Parent and any holder of Certificates who has not theretofore exchanged such Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to Parent and/or the Surviving Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b)        Exchange Procedures. Promptly after the Effective Time, but in no event later than two Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such certificates to the Disbursing Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such person is entitled pursuant to this Article III. Upon surrender to the Disbursing Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

(c)        Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

(d)        Transfers. At or after the Effective Time, there shall be no transfers registered on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time.

(e)        Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Disbursing Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article III.

3.09        Stock Incentives.

(a)        The Company shall use its reasonable best efforts to cause each holder of options to purchase Company Common Stock granted under a Company Stock Plan (each, a “Company Stock Option”) and each holder of restricted stock units representing shares of Company Common Stock granted under a Company Stock Plan (each, a “Company RSU”) to agree, if and to the extent required by the applicable Company Stock Plan or applicable law, no later than immediately prior to the Effective Time, that each Company Stock Option and Company RSU outstanding at the Effective Time shall be canceled automatically at the Effective Time and shall thereafter represent only the right to receive an amount of cash (i) in respect of each such Company Stock Option, equal to the product of (A) the excess, if any, of (x) the Per Share Amount over (y) the exercise price per share of the Company Common Stock subject to such Company Stock Option and (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation, regardless of the vested status of such Company Stock Option, and (ii) in respect of each such Company RSU, equal to the product of (A) the Per Share Amount and (B) the number of shares of Company Common

Stock subject to such Company RSU immediately prior to its cancellation, regardless of the vested status of such Company RSU.

(b)        All amounts payable pursuant to this Section shall be subject to any required withholding of Taxes and shall be paid at or as soon as practicable following the Effective Time, but in any event within five Business Days following the Effective Time, without interest; provided, however, that if a Company RSU provides for the deferral of compensation subject to Code Section 409A, any amount payable with respect to such Company RSU shall be paid on January 2, 2009; provided, further, that if any portion of a Company RSU that is subject to Code Section 409A is otherwise payable in accordance with its terms during 2008, such portion shall be paid on the date during 2008 provided under the agreement governing the Company RSU. The cancellation of a Company Stock Option or Company RSU in exchange for the cash payment described in this Section shall be deemed a release of any and all rights the holder of such Company Stock Option or Company RSU had or may have had in respect thereof, and any required consents from all such holders shall so provide.

(c)        Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (i) the Company Stock Plans to terminate as of the Effective Time, without prejudice to the holders of Company Stock Options and Company RSUs, and (ii) the provisions in any other Company benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time.

(d)        Prior to the Effective Time, the Company Board or an appropriate committee of non-employee directors shall adopt a resolution consistent with the interpretative guidance of the SEC so that the disposition of Shares, Company Stock Options or Company RSUs pursuant to this Agreement and the Merger by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

3.10        Dissenting Shareholders.

(a)        Each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Articles 5.13 or 5.16 of the TBCA. The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for payment pursuant to Articles 5.12 or Article 5.16 of the TBCA and of withdrawals of such notice (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Corporation.

(b)        If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to dissent under Articles 5.13 or 5.16 of the TBCA, each of such holder’s shares of Company Common Stock shall be converted solely into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01        Agreements of the Company. The Company agrees that from the date of this Agreement until the Appointment Time (as defined in Section 6.12(a)), except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed, or conditioned), it will not, and will cause each of its Significant Subsidiaries not to:

(a)        Ordinary Course. Conduct its business and the business of its Significant Subsidiaries other than in the ordinary and usual course in all material respects or fail to use commercially reasonable efforts to preserve intact, in all material respects, their business organizations.

(b)        Operations. Enter into any new material line of business or change its material operating policies except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)        Capital Stock and Other Securities. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other securities (including long-term debt) or any Rights with respect to its stock or any other securities, or (2) permit any additional shares of its stock to become subject to new grants under Company Stock Plans or otherwise.

(d)        Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (2) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its stock.

(e)        Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice.

(f)        Acquisitions. Acquire all or any portion of the assets, business, properties or shares of stock or other securities of any other person other than the purchase of assets and properties in the ordinary course of business.

(g)        Constituent Documents. Amend its Constituent Documents.

(h)        Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S.-publicly owned business organizations generally.

(i)        Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director or employee, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law or the terms of a Benefit Arrangement, (2) to grant merit-based or annual salary increases in the ordinary and usual course of business and in accordance with past practice, (3) for employment arrangements for, or grants of awards to, newly hired employees or promoted employees in the ordinary and usual course of business consistent with past practice or (4) to make such contract, agreement or arrangement comply with or exempt from Section 409A of the Code.

(j)        Benefit Plans. Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except (1) as provided in Sections 3.09 hereof, (2) as may be required by applicable law or the terms of a Benefit Arrangement, (3) amendments that do not increase benefits or result in increased administrative costs, or (4) amendments to make any such contract, plan, trust or arrangement comply with or exempt from Section 409A of the Code or other applicable law.

(k)        Indebtedness. (i) Incur any indebtedness for borrowed money other than borrowings pursuant to the Company’s and its Subsidiaries’ revolving credit arrangements or under capital leases, in each case, in effect on the date hereof in the ordinary course, consistent with past practice, (ii) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) other than to Subsidiaries of the Company, make any loans, advances or capital contributions to, or investment in, or repay any indebtedness owing to, any person other than the repayment of indebtedness existing as of the date hereof at maturity in accordance with its terms or make any change in its existing borrowing or lending arrangements for or on behalf of any such person; (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; (v) mortgage, pledge or otherwise encumber any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon; or (vi) waive or release any rights of material value.

(l)        Discharge Liabilities. Pay, discharge, settle, compromise, commence or satisfy in an amount individually or in the aggregate in excess of $500,000 any material claims, actions, litigation, arbitration (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or to the extent provided for in reserves specific to such claim, liability or obligation and specifically reflected on the balance sheet as of May 31, 2008 included in the Company’s Regulatory Filings filed with the SEC prior to the date hereof.

(m)        Liquidate. Adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries.

(n)        Taxes. Change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with Parent before filing or causing to be filed any material Tax return of the Company or any of its Subsidiaries, except to the extent such Tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries.

(o)        Material Contracts. (i) Except in the ordinary course of business consistent with past practice (i) terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract or (ii) enter into any contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement; provided, that in the case of a Material Contract for the sale of products and services to customers, Company and its Significant Subsidiaries may enter into, amend or modify a Material Contract, that (A) to the Company’s Knowledge, is not a “loss contract”, (B) does not compromise the intellectual property rights of the Company or any Significant Subsidiary in any material respect, (C) does not restrict in any material respect the conduct of business by the Company or any Significant Subsidiary or its or their ability to compete in any line of business, and (D) based on the terms and conditions of such Material Contract and the obligations of the Company and its Significant Subsidiaries thereunder, when considered in the aggregate, would not reasonably be expected to be adverse to the Company and its Significant Subsidiaries.

(p)        Non-Competes. Enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time.

(q)        Discontinue Operations. Close any facilities of the Company or any Subsidiary of the Company or discontinue any line of business.

(r)        Adverse Actions. Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Annex A or to the Merger set forth in Article VII not being satisfied in a timely manner.

(s)        Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing.

4.02        Agreements of Parent. Parent agrees that, from the date hereof until the Effective Time, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Annex A or to the Merger set forth in Article VII not being satisfied in a timely manner, including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01        Disclosure Schedules. Before entry into this Agreement, the Company delivered to Parent a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by the Company that such item is material or was required to be disclosed therein.

5.02        Standard for Breach of Representations and Warranties. For all purposes of this Agreement, no representation or warranty of the Company or Parent contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b)(1) (other than de minimis variations), 5.03(m) and Section 5.03(w), which shall be true in all respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, where such failure to be true or breach of such representation or warranty would not reasonably be expected to have a Material Adverse Effect with respect to the Company or Parent, as the case may be.

5.03        Representations and Warranties. Except as Previously Disclosed, the Company hereby represents and warrants to Parent, and Parent hereby represents and warrants to the Company, except where specifically indicated as applicable only to the Company or Parent, as the case may be, as follows:

(a)        Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)        Company Stock. In the case of the Company only:

(1)        The authorized capital stock of the Company consists of 2,000,000 shares of Company Preferred Stock and 62,000,000 shares of Company Common Stock. As of July 14, 2008, no shares of Company Preferred Stock were issued and outstanding. As of July 14, 2008, no more than 39,063,192 shares of Company Common Stock were issued and outstanding. As of July 14, 2008, no more than 6,212,182 shares of Company Common Stock were issuable upon exercise of Company Stock Options under Company Stock Plans. As of July 14, 2008, no more than 653,427 shares of Company Common Stock were issuable upon vesting of Company RSUs under Company Stock Plans. As of July 14, 2008, no shares of Company Common Stock were issuable upon exercise of any other Rights under Company Stock Plans.

(2)        The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to Company Stock Plans and the Company Rights Agreement, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock, Company Preferred Stock or Rights, except pursuant to this Agreement, outstanding Company Stock Options, outstanding Company RSUs and Company Stock Plans. The Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock. Other than the Tender and Voting Agreements and the Governance Agreement, there are no shareholder agreements, voting trusts or other arrangements or understandings to which the Company is a party with respect to voting stock or other equity interests of the Company.

(c)        Company Significant Subsidiaries. In the case of the Company only:

(1)        (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is, or may be, bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Significant Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(2)        Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(d)        Power. It and, in the case of the Company only, each of its Significant Subsidiaries, has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

(e)        Authority. It has duly authorized, executed and delivered this Agreement. Subject only in the case of the Company to the extent required under the TBCA to receipt of the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock to approve the Plan of Merger (the “Company Shareholder Approval”), this Agreement and the Transactions have been authorized by all necessary respective corporate action. In the case of the Company only, at a meeting duly called and held, the Company Board has (1) determined that this Agreement, the Tender and Voting Agreements and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the holders of Shares, (2) approved, adopted and declared advisable this Agreement, the Tender and Voting Agreements and the Transactions (such approval and adoption having been made in accordance with the TBCA, including the Business Combination Law), (3) approved the amendment of, and resolved to amend, the Company Rights Agreement and the Governance Agreement and (4) resolved to recommend that the Company’s shareholders accept the Offer and tender Shares pursuant to the Offer (the “Company Board Recommendation”); provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 6.06 shall not be deemed a breach of this Section 5.03(e). This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)        Regulatory Approvals; No Defaults.

(1)        No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or, in the case of the Company only, any of its Significant Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Offer or the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods, required by U.S. federal or foreign Governmental Authorities, (B) filing of notices, and expiration of the related waiting period, under the HSR Act, (C) filings as may be required by the Securities Act or the Exchange Act, (D) in the case of the Company only, receipt of the Company Shareholder Approval, and (E) the filings required by the TBCA and the TBOC.

(2)        Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement, the Tender and Voting Agreements and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise, in the case of the Company only, to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Material Contract, indenture or instrument of it or, in the case of the Company only, of any of its Significant Subsidiaries or to which it or, in the case of the Company only, any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, Material Contract, indenture or instrument.

(g)        Company Financial Reports and Regulatory Filings; Material Adverse Effect. In the case of the Company only:

(1)        Since March 1, 2004, the Company has filed with the SEC all material forms, statements, reports and documents required to be filed by it under the Exchange Act and the Securities Act. Its Annual Reports on Form 10-K for the fiscal years ended February 28, 2006 and 2007 and February 29, 2008, and all other reports, registration statements, definitive proxy statements or information statements, as amended, filed by it or any of its Significant Subsidiaries subsequent to March 1, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position of it and its Significant Subsidiaries on a consolidated basis as of the date of such statement in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements.

(2)        Since February 29, 2008, except for liabilities (A) permitted or contemplated by this Agreement or (B) incurred in the ordinary course of business, the Company has not incurred any liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP.

(3)        Since January 1, 2007, it and its Significant Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions).

(4)        As of the date hereof, the total aggregate amount of indebtedness under capital leases and for borrowed money (which shall include principal, interest and fees associated therewith) owed by the Company and its Subsidiaries is less than $1 million (which amount shall exclude amounts for indebtedness among the Company and its Subsidiaries). To the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness of the Company or its Subsidiaries and (ii) no breach of any term or other event or a condition exists with respect to any indebtedness of the Company or its Subsidiaries that would permit one or more persons to cause such indebtedness to become due and payable before its stated maturity.

(h)        Company Litigation. In the case of the Company only, as of the date hereof, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting it or any of its Significant Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against it or any of its Significant Subsidiaries.

(i)        Company Compliance with Laws. In the case of the Company only, it and each of its Significant Subsidiaries:

(1)        conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2)        has all permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and

(3)        has not received, since January 1, 2005, written notification from any Governmental Authority (A) asserting that it or any of its Significant Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

(j)        Company Material Contracts; Defaults. In the case of the Company only:

(1)        Neither it nor any of its Significant Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S K; (B) under which a customer has purchased goods and services, or committed to purchase goods and services, in excess of $500,000 during the 18-month period ended May 31, 2008; (C) that is with a significant supplier of products or services to the Company and its Significant Subsidiaries for resale or distribution to customers; (D) that was not entered into in the ordinary course of business consistent with past practice and involved, the purchase by the Company or its Significant Subsidiaries of more than $500,000 during the 18-month period ended May 31, 2008; (E) that restricts in any material respect the conduct of business by the Company or any of its Significant Subsidiaries or its or their ability to compete in any line of business (each, other than to the extent it would include a Benefit Arrangement, a “Material Contract”).

(2)        Neither it nor any of its Significant Subsidiaries is in default under any Material Contract, and to its Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k)        Company Taxes. In the case of the Company only, (1) all Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Significant Subsidiaries have been duly and timely filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Significant Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper Governmental Authority, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Significant Subsidiaries. The Company has either paid or made provision in accordance with GAAP, in the consolidated financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes of the Company and its Significant Subsidiaries that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. Except for Permitted Liens, to the Company’s Knowledge, no Liens for Taxes exist with respect to any of its assets or properties or those of its Significant Subsidiaries.

(l)        Company Employee Benefit Plans. In the case of the Company only:

(1)        All of its Benefit Arrangements are Previously Disclosed. True and complete copies of all material Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to Parent.

(2)        All of its Benefit Arrangements are in substantial compliance with their terms, ERISA, the Code and other applicable laws, including Code Section 409A. Each of its Benefit Arrangements which is a “U.S. employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or is subject to an opinion letter from the U.S. Internal Revenue Service, and to its Knowledge there are no circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the U.S. Internal Revenue Service’s Employee Plans Compliance Resolution System. No events have occurred with respect to any Benefit Arrangements that could result in a material payment or assessment by or against the Company of any excise Taxes under the Code.

(3)        None of it, any of its Significant Subsidiaries or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 210(a) of ERISA, any non-U.S. defined benefit plan, or a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, at any time within the last six years.

(4)        All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to avoid excise Tax under Section 4980B of the Code.

(5)        Except as provided in Section 3.09, neither its execution of this Agreement, the consummation of the Transactions nor the Company Shareholder Approval will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its employees or any employees of its Significant Subsidiaries to severance pay or any increase in severance pay or (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements.

(6)        Since January 1, 2007, the Company has not paid any special or non-routine bonus or incentive payment to any executive officer. As of the date of this Agreement, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(7)        There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Benefit Arrangement (other than routine claims for benefits), nor, to the Company’s Knowledge, is there any basis for one.

(8)        All contributions or premiums required to be paid with respect to workers’ compensation arrangements of the Company and its Subsidiaries have been made or accrued as a liability on the financial statements.

(m)        Takeover Laws and Provisions Applicable to the Company. In the case of the Company only, (i) it has taken all action required to be taken by it in order to exempt this Agreement, the Tender and Voting Agreements and the Transactions from, and this Agreement, the Tender and Voting Agreements and the Transactions are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including the Business Combination Law (collectively, “Takeover Laws”) and (ii) it has taken all action required to be taken by it in order to make this Agreement, the Tender and Voting Agreements and the Transactions comply with, and this Agreement and the Transactions do comply with, the requirements of (1) the Company Rights Agreement and (2) any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(n)        Financial Advisors. In the case of the Company only, none of it, its Significant Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with this Agreement, the Company has retained Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof, whose fees and expenses will not exceed the amounts set forth on Section 5.03(n) of the Disclosure Schedule.

(o)        Sarbanes-Oxley Act. In the case of the Company only, (i) the management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by other employees within the Company; (ii) the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (iii) to the Company’s Knowledge, the certifications provided pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with each Regulatory Filing of the Company, at the time of filing or submission of such certification, were accurate; (iv) as of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting except as disclosed in the Regulatory Filings filed prior to the date hereof; and (v) neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act (other than advancements of expenses pursuant to indemnity arrangements).

(p)        Company Labor Matters. In the case of the Company only, neither it nor any of its Significant Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the Knowledge of the Company is the Company or any of its Significant Subsidiaries the subject of a proceeding before any court or governmental agency asserting that it or any such Significant Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Significant Subsidiary to bargain with any labor organization as to wages and conditions of employment. In the case of the Company only, there is no strike or other labor dispute involving it or any of its Significant Subsidiaries pending or, to the best of its Knowledge, threatened; nor is it aware, as of the date of this Agreement, of any activity involving it or any of its Significant Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(q)        Company Environmental Matters. In the case of the Company only, there are no proceedings, claims, actions or investigations of any kind pending or, to the Knowledge of the Company, threatened, in any court, agency or other Governmental Authority or in any arbitral body, arising under any Environmental Law against the Company or its Subsidiaries; the Company and its Subsidiaries have conducted their operations in compliance with its environmental permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws; all permits required under Environmental Laws have been obtained and are in full force and effect; there have been no releases of Materials of Environmental Concern or other conditions at any property owned, or operated by the Company or its Subsidiaries that would require remediation under Environmental Laws; and, no facts or circumstances exist that would reasonably be expected to result in any liabilities under any Environmental Law or common law relating to the operations of the Company or its Subsidiaries as a result of (1) any violation by the Company of any Environmental Law, or (2) the release, storage, handling, treatment, transportation or disposal of any Materials of Environmental Concern generated by the Company’s operations.

(r)        No Additional Representations. In the case of Parent only, Parent acknowledges that neither the Company nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Section 5.03 hereof.

(s)        Offer Documents; Schedule 14D-9; Proxy Statement. In the case of the Company only, and subject to the accuracy of the representations of Parent in Section 5.03(t):

(1)        Neither the Schedule 14D-9 nor any of the information supplied by the Company for inclusion in the Offer Documents will, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(2)        In the event a Shareholders’ Meeting is held, neither the proxy statement to be sent to the shareholders of the Company in connection with such Shareholders’ Meeting nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which shall have become false or misleading.

(3)        Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s representatives for inclusion in the foregoing documents.

(4)        The Schedule 14D-9 and the Proxy Statement, if applicable, shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

(t)        Offer Documents; Proxy Statement. In the case of Parent and Purchaser only, and subject to the accuracy of the representations of the Company in Section 5.03(s):

(1)        Neither the Offer Documents nor any of the information supplied by Parent or Purchaser for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(2)        In the event a Shareholders’ Meeting is held, the information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which shall have become false or misleading.

(3)        Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

(u)        Intellectual Property Assets. In the case of the Company only,

(1)        Section 5.03(u)(1) of the Disclosure Schedule lists the material worldwide pending patent applications, issued patents, pending trademark applications, registered trademarks, pending copyright applications, registered copyrights, and registered domain names owned by the Company or its Significant Subsidiaries (the “Intervoice Companies”) (hereinafter the “IP Assets”).

(2)        Each of the IP Assets is owned exclusively by one of the Intervoice Companies. In each case, such IP Assets are free and clear of all Liens. In each case, copies of executed documents establishing ownership of issued patents and pending patent applications included in the IP Assets are in the physical possession of the Intervoice Companies and have been made available to Purchaser.

(3)        With respect to all patent applications, trademark applications, and copyright applications of the IP Assets pending with any Governmental Authority, the Intervoice Companies have conducted the prosecution of all such pending applications in a manner consistent with the reasonable ongoing business goals and objectives of the Intervoice Companies. With respect to all patents, trademarks, and copyrights of the IP Assets issued or registered by any Governmental Authority, all necessary registration fees, maintenance fees, renewal fees, annuity fees and taxes consistent with the reasonable ongoing business goals and objectives of the Intervoice Companies due in connection with such IP Assets have been paid and all necessary documents and certificates in connection with such IP Assets have been filed with the relevant patent, trademark, and copyright offices, registrars, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the registration or application for registration of such IP Assets. With regard to all applications for domain name registration and all registered domain names of the IP Assets, all necessary registration and renewal fees due in connection with such IP Assets have been paid.

(4)        Section 5.03(u)(4) of the Disclosure Schedule contains a true and complete list of all material written licenses to which any of the Intervoice Companies is a party with respect to any of the IP Assets (true and complete copies of which, or, if none exist, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Purchaser), except licenses and license agreements entered into in the ordinary course of business. To the Company’s knowledge there are no material contracts or licenses granting any rights to any third party with respect to any of the IP Assets.

(5)        To the Company’s Knowledge, none of the IP Assets, or any intellectual property used, sold or offered for sale by the Intervoice Companies infringes or otherwise violates any third party intellectual property rights.

(v)        Opinion of Financial Advisor. In the case of the Company only, prior to the execution of this Agreement, the Company has received an opinion of Goldman, Sachs & Co. to the effect that as of the date of this Agreement and based upon and subject to the matters set forth therein, the consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

(w)        Compensation Arrangements. In the case of the Company only, on or prior to the date hereof, the Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved all amounts payable to any officer, director or employee of the Company or any of its Subsidiaries pursuant to each Benefit Arrangement or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, (collectively, the “Compensation Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and (ii)

taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance to Rule 14d-10(d) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”); all payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (A) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such officer, director or employee and (B) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company Board has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, “independent directors” in accordance with the requirements of Rule 14(d)-10(d)(2) under the Exchange Act.

(x)        Real Property. In the case of the Company only,

(1)        Section 5.03(x)(1) of the Disclosure Schedule contains a true and complete list of all real property leases, ground leases, licenses, tenancies, subleases and all other occupancy agreements (the “Leases”) to which the Company or any of its Subsidiaries is a party (including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto) (the space and real property subject to such leases, the “Leased Property”) and the Company has made available to Parent a true and complete copy of each of the Leases. The Company or its Subsidiary has good and valid title to all its personal property, free and clear of all Liens (except for Permitted Liens) and has a good and valid title to the leasehold estate in all Leased Property, free and clear of all Liens (except for Permitted Liens), sufficient to conduct their business as currently conducted. The Leases are valid and binding against the Company in accordance with their terms and are in full force and effect. There is not, under any of the Leases, any existing default or violation by the Company or any of its Subsidiaries, nor to the Company’s Knowledge, any existing default or violation by any counterparty to any Lease, nor to the Company’s Knowledge any event or circumstance which, without notice or lapse of time or both, would become a default or violation by a party to the Leases or give rise to a right of termination or cancellation under any of the Leases. Except for any Permitted Liens, the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Leased Property.

(2)        The Company has good, valid and indefeasible fee simple title to the real property identified on Section 5.03(x)(2) of the Disclosure Schedule (the “Owned Property”), free and clear of all Liens, except for Permitted Liens. There is no pending, and the Company has not received any written notice of any threatened, and, to the Company’s Knowledge, there is no contemplated condemnation proceeding affecting the Owned Property or any part thereof or any pending or threatened sale or other disposition of the Owned Property or any part thereof in lieu of condemnation. To the Company’s Knowledge, the uses for which the Owned Property is zoned do not restrict, or in any material manner impair, the use of the Owned Property for purposes of the businesses of the Company and the construction on the Owned Property complies in all material respects with all applicable building and zoning codes, deed restrictions, ordinances and rules in effect at the time such construction was made. The Company has not received any written notice from any Governmental Authorities of any material violation of any applicable zoning law and to the Company’s Knowledge, no such material violation exists.

(y)        Insurance. In the case of the Company only, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their material properties, operations, personnel and businesses (each, an “Insurance Policy”). Except with respect to Insurance Policies with respect to Benefit Arrangements, as described in Section 5.03(l), Section 5.03(y) of the Disclosure Schedule contains a true and complete list of all of the Insurance Policies and lists the amounts of the last annual premium paid for all current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries; all premiums payable under any Insurance Policy have been paid when due and the Company and each of its Subsidiaries are in compliance with the terms of each Insurance Policy.

(z)        Foreign Corrupt Practices and International Trade Sanctions. In the case of the Company only, to the Company’s Knowledge, since March 1, 2005, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws.

5.04        Representations and Warranties about Purchaser. Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

(a)        Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)        Purchaser Stock. The authorized capital stock of Purchaser consists of 1,000 shares of Purchaser Common Stock. All of the issued and outstanding capital stock of Purchaser is owned by Parent as its sole shareholder. The outstanding shares of Purchaser Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(c)        Power. Purchaser has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

(d)        Authority. Purchaser has duly authorized, executed and delivered this Agreement and the Tender and Voting Agreements, and this Agreement and the Tender and Voting Agreements and the Transactions have been authorized by all other necessary corporate actions, including the necessary approval of Parent as the sole shareholder of Purchaser. This Agreement is Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e)        Funds. Purchaser has, or will have prior to the consummation of the Offer and at the Effective Time, sufficient funds available to satisfy the obligation to pay for Shares in the Offer and to pay the Merger Consideration in the Merger.

ARTICLE VI

COVENANTS

6.01        Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company will each use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Offer and the Merger as promptly as practicable and otherwise to enable consummation of the Transactions, and each will cooperate fully with, and furnish information to, the other party to that end. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.01(a), if any objections are asserted with respect to the Transactions under any antitrust law, or if any suit is threatened to be instituted, by any Governmental Authority or any private party challenging any of the Transactions or otherwise brought under any antitrust law or other applicable law that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each of Parent, Purchaser and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions as soon as practicable, and in any event before the Termination Date.

(b)        Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at and as of the Effective Time, such instruments and other agreements as may be required for the due assumption of the Company’s outstanding debt and guarantees to the extent such may be required by the terms of such debt and guarantees.

6.02        Shareholder Approvals.

(a)        If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Articles of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders’ Meeting”). At the Shareholders’ Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement.

(b)        Notwithstanding the foregoing, in the event that Purchaser shall acquire shares of Company Common Stock representing at least 90% of the voting power of the then outstanding shares of the Company Common Stock pursuant to the Offer, exercise of the Top-Up Option or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 5.16 of the TBCA, as promptly as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

6.03        Proxy Statement. If approval of the Company’s shareholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders’ Meeting at the earliest practicable time; provided further, that, in the event the Top-Up Option has not been exercised and there is a subsequent offering period as contemplated by Section 2.01(c), the Company shall initiate the actions contemplated hereby no later than the fifth Business Day after the first day of the first such subsequent offering period if Section 6.02(b) has not theretofore become applicable.

6.04        Press Releases. Parent and the Company will consult with each other before issuing any press release with respect to the Offer, the Merger or this Agreement and will not issue any such press release without the prior written consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release as may be required by applicable law, securities exchange or automated quotation system rules. Parent and the Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other party.

6.05        Access; Information.

(a)        Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to)

afford Parent, and Parent’s Representatives and accountants, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors) and properties and to such other information as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company. All requests for such access shall be made to such representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Without limiting the generality of the foregoing, the Company shall permit and provide access to Parent to each of the Dallas, Texas, Mountainview, California, Manchester, England and Orlando, Florida facilities, such that the Parent can conduct a physical inventory of the Company’s assets located at such facility. Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of the Company in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of the Company as the Company may designate, which authorization with not be unreasonably withheld, delayed or conditioned. The Company will not be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party or violate any law or regulation. The parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)        Each party will hold any information provided in connection with this Agreement or the Transactions confidential in accordance with the Confidentiality Agreement.

6.06        No Solicitation.

(a)        The Company shall not, directly or indirectly, through any of its officers or directors or any employee, representative or agent of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) acting, directly or indirectly, at the direction of any officer or director of the Company, (i) initiate, solicit, or knowingly encourage inquiries or proposals with respect to an Acquisition Proposal other than from Parent, (ii) engage in any discussions or negotiations concerning, or provide any confidential information or data to any third party in connection with an Acquisition Proposal (except to notify such person as to the existence of the provisions of this Section 6.06), or knowingly take any other action with the purpose or intention of facilitating any other inquiries or the making of any proposal that constitutes, or that reasonably may be expected to lead to, any Acquisition Proposal, or (iii) except as permitted by Section 6.06(f) below, enter into any agreement (other than a confidentiality agreement permitted by (C) below) with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, prior to the Acceptance Date, the Company may, in response to an unsolicited Acquisition Proposal received by the Company which did not result from a breach of this Section 6.06, furnish information to, or enter into discussions or negotiations with, or waive any standstill with, any person that has made, an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) such

Acquisition Proposal constitutes a Superior Proposal or the Company Board, after consulting with the Company’s outside legal and financial advisors, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal, (B) the Company and its Subsidiaries are otherwise in compliance with this Section 6.06 (including, prior to furnishing such information to, or entering into discussions or negotiations with, such person, by providing written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person), (C) prior to furnishing such information, the Company receives from such person an executed confidentiality agreement with terms substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement; provided, however, that the Company may enter into discussions or negotiations solely with respect to entering into such confidentiality agreement without breaching this Section 6.06, and (D) the Company keeps Parent informed, on a reasonably current basis, of the status of any such discussions or negotiations as provided above.

(b)        The Company shall promptly (and, in any event, within two Business Days) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the person making such proposal or inquiry, and any modification of or amendment thereto, and will keep Parent reasonably apprised of any related developments, discussions, and negotiations.

(c)        The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(d)        Nothing contained in this Section 6.06 shall prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable law.

(e)        Except as set forth in this Section 6.06(e), neither the Company Board nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal or (iii) withdraw or modify in a manner adverse to Parent or Purchaser, or publicly propose to withdraw or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation. Notwithstanding the foregoing provisions of this Section 6.06(e), the Company Board may, at any time, withdraw, modify or amend the Company Board Recommendation (a “Company Board Change of Recommendation”) if the Company Board has concluded in good faith, after consultation with the Company’s outside legal advisors, that the failure of the Company Board to effect a Company Board Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law.

(f)        Notwithstanding anything in this Section 6.06 to the contrary, at any time prior to the Acceptance Date, the Company Board (or any duly constituted committee of the Company Board) may, in response to a Superior Proposal that did not result from a breach of this Section 6.06, cause the Company to terminate this Agreement pursuant to Section 8.01(f) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless, the Company shall have complied with all the provisions of this Section 6.06, including the notification provisions in this Section 6.06(f), and with all applicable requirements of Section 8.03 (including the payment of the Termination Fee prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.01(f): (1) until after the fifth Business Day following actual receipt by Parent of written notice from the Company advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as stockholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company Board intends to cause the Company to exercise its right to terminate this Agreement pursuant to Section 8.01(f) (it being understood and agreed that, prior to any termination pursuant to Section 8.01(f) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new five Business Day period with respect to such Modified Superior Proposal) and (2) unless either (A) on or before the expiration of the five Business Day period following the actual receipt by Parent of any Notice of Superior Proposal, Parent does not make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (a “Matching Agreement”) in response to such Superior Proposal or (B) following receipt of a Matching Agreement within the five Business Day period, the Company Board (or any duly constituted committee thereof) concludes in good faith, after consultation with the Company’s outside legal advisors and after taking into consideration the Matching Agreement, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

6.07        Takeover Laws and Provisions. No party will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the Transactions not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make such Transactions comply with (or continue to comply with) the Takeover Provisions. No party will take any action that would cause the Transactions not to comply with the Company Rights Agreement and each of them will take all necessary steps within its control to make such Transactions comply with (or continue to comply with) the Company Rights Agreement. Except as provided above with respect to the Transactions or in order to enter into a transaction pursuant to and in accordance with the terms and conditions of Section 6.06(f) that constitutes a Superior Proposal, the Company Board will not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights, (iii) take any other action with respect to, or make any determination under, the Company Rights Agreement or (iv) approve an Acquisition Proposal for purposes of the Takeover Laws or the Takeover Provisions.

6.08        Regulatory Applications.

(a)        Parent and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions (the “Requisite Approvals”) as promptly as practicable, and will make all necessary filings in respect of those Requisite Approvals as soon as practicable. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all Requisite Approvals and each party will keep the other party apprised of the status of material matters relating to completion of the Transactions.

(b)        Parent and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions and to the extent permitted by the applicable Governmental Authority or any person objecting to the Transactions, give the other party the opportunity to attend and participate in any meetings and conferences with such Governmental Authority or person objecting to the Transactions.

6.09        Indemnification.

(a)        The indemnification provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the

Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.09 without limit as to time.

(b)        Without limiting Section 6.09(a), following the Effective Time, Parent and the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), to the fullest extent permitted by applicable law. Parent shall pay all costs and expenses in connection with such indemnification promptly as statements therefor are received. At and as of the Effective Time, Parent shall cause the By-laws of the Surviving Corporation to conform with the Constituent Documents of the Company and with its obligations under this Section 6.09.

(c)        For a period of six years following the Effective Time, Parent will cause to be maintained in effect director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company or any of their respective Subsidiaries (as opposed to reimbursing the Company or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before, at or after the Effective Time (including as to, arising out of or pertaining to, the Transactions), which insurance will contain at least the same coverage and amounts of coverage and will contain terms and conditions no less advantageous to the Indemnified Party than those provided in the director’s and officer’s liability insurance currently provided by the Company; provided, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining insurance required to be provided by Parent pursuant to this Section 6.09(c).

(d)        Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.09(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(e)        If Parent or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each case, Parent will, as a condition precedent to the consummation of any such transaction, cause proper provision to be made so that the successors and assigns of Parent will, by specificity, assume the obligations set forth in this Section 6.09.

(f)        The provisions of this Section 6.09 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

(g)        Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and costs of investigation, that may be incurred by any Indemnified Party in enforcing all obligations provided in this Section 6.09.

6.10        Employee Matters.

(a)        From the Effective Time until December 31, 2008, Parent shall provide, or cause to be provided, the employees of the Company and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements (excluding annual equity grants) substantially comparable, in the aggregate, to those provided by the Company or its Subsidiaries, as the case may be, to such Covered Employees immediately prior to the Effective Time.

(b)        From and after the Effective Time, Parent shall (1) provide all Covered Employees with service credit for purposes of eligibility to participate, vesting and benefit accruals (other than benefit accruals under a pension plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits) and (2) with respect to any self-insured welfare benefit plans of Parent or any of its Subsidiaries, cause, and with respect to all other welfare benefit plans, use commercially reasonable efforts to cause, any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Company’s medical, vision and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical, vision and/or dental plan sponsored by the Company will be given credit for deductibles and eligible out-of-pocket expenses incurred toward deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical and/or dental plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year but only if such Parent benefit plan year covers the same twelve month period as the plan year of the corresponding Company benefit plan covers.

(c)        Parent and the Company shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the Transaction or Merger (either alone or in combination with any other event).

(d)        The Company has established a bonus plan for the fiscal year ending February 28, 2009 (the “2009 Bonus Plan”). From the period beginning on the Effective Time and ending on February 28, 2009 Parent shall cause the Company to maintain the 2009 Bonus Plan.

(e)        No provision in this Section 6.10 shall (2) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, its Subsidiaries or any other Person other than the parties hereto and their respective successors and permitted assigns, (2) constitute or create an employment agreement or (3) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Parent, the Company or any Subsidiary.

(f)        Neither the Company’s Board of Directors nor the Compensation Committee shall withdraw, nor permit the withdrawal of, the Company Compensation Approvals.

6.11        Notification of Certain Matters. Parent and the Company will each give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably likely to cause a condition in Article VII not to be capable of being satisfied by the Termination Date.

6.12        Board of Directors; Section 14(f).

(a)        Subject to applicable law, effective upon the purchase by Purchaser of Shares pursuant to the Offer (the “Appointment Time”), a number of Purchaser’s designees shall be elected to the Company Board as set forth in this Section 6.12. Purchaser shall be entitled to designate at least up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchases bears to the total number of votes represented by Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser’s designees to be elected as directors of the Company including securing the resignations of incumbent directors (except as set forth in the last sentence of this subsection (a)). At such time, the persons designated by Purchaser will, as nearly as practicable, constitute at least the same percentage as persons designated by Purchaser shall constitute of the Company Board of (1) each committee of the Board, (2) each board of directors of each Subsidiary, and (3) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its reasonable best efforts to ensure that (x) at least a majority of the Company Board and each committee of the Company Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Company Board and of such boards and committees and (y) a majority of the Company Board shall be independent as required by the relevant rules of the NASDAQ Stock Market, Inc.

(b)        Subject to applicable law, the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.12, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(c)        Following the election of designees of Purchaser pursuant to this Section 6.12, prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, any waiver of any of the Company’s rights hereunder, or any action that would prevent or materially delay the consummation of the Merger, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any subsidiary of the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by the parties before the Effective Time of each of the following conditions:

(a)        Shareholder Approval. If and to the extent required by the TBCA, this Agreement, the Merger and the other Transactions shall have been approved and adopted by the affirmative vote of holders of at least two-thirds of the outstanding Shares;

(b)        No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

(c)        Purchase of Shares. Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition shall be deemed to be satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for the Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

ARTICLE VIII

TERMINATION

8.01        Termination. This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason provided in paragraphs (a) through (h) below; provided, that if any Shares are accepted for payment pursuant to the Offer, neither Parent nor Purchaser may terminate this Agreement or abandon the Merger except pursuant to paragraphs (a) or (b) below.

(a)        By mutual written consent of each of Parent and the Company, notwithstanding any requisite approval and adoption of this Agreement by the shareholders of the Company.

(b)        By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling.

(c)        By Parent if there shall have been (i) a willful and material breach of any of the covenants and agreements set forth in Section 6.06 hereof or (ii) a material breach of any of the covenants or agreements (other than those identified in clause (i) above) or any of the representations or warranties set forth in this Agreement on the part of the Company such that, with respect to this clause (ii), any of the events set forth in subclauses (a)—(d) of clause (iv) of Annex A would have occurred, which breach is not cured within 15 days following written notice to the Company, or which breach, by its nature or timing, cannot be cured prior to the consummation of the Offer.

(d)        By the Company if Parent or Purchaser fails to commence the Offer as provided in Section 2.01(a).

(e)        By Parent or the Company if (i) the Offer expires pursuant to its terms without any Shares being purchased thereunder or (ii) Parent or Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before December 31, 2008 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party to the extent that such party’s failure to comply with any provision of this Agreement, including without limitation Section 6.01, has resulted in the failure of any of the conditions set forth on Annex A hereto.

(f)        By the Company, at any time prior to the Acceptance Date (and in no event after the Acceptance Date), in order to enter into a transaction, pursuant to and in accordance with the terms and conditions of Section 6.06(f), that constitutes a Superior Proposal.

(g)        by Parent, if (i) the Company Board shall have withdrawn or modified the Company Board Recommendation in any manner adverse to Parent, (ii) the Company shall have entered into any agreement with respect to any Acquisition Proposal, or (iii) the Company Board shall have resolved to do any of the foregoing.

(h)        By the Company if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser or Parent, which breach would prevent Parent or the Purchaser from performing its obligations under this Agreement and which is not cured within 15 days following written notice to Parent, or which breach, by its nature or timing, cannot be cured prior to the consummation of the Offer.

8.02        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except that (i) the Company or Parent may have liability or obligations as set forth in Section 8.03 hereof and (ii) if this Agreement is terminated because of a breach of this Agreement by Parent or because one or more of the conditions to the Company’s obligations under this Agreement is not satisfied as a result of Parent’s failure to comply with its obligations under this Agreement, the Company’s right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding the foregoing, nothing herein shall relieve the Company or Parent from liability for any willful breach hereof or willful misrepresentation herein.

8.03        Termination Fee.

(a)        In the event that (i) the Company shall terminate this Agreement pursuant to Section 8.01(f), (ii) Parent shall terminate this Agreement pursuant to Section 8.01(c)(i) or (g), or (iii) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(e) at any time during which this Agreement was terminable by Parent pursuant to Section 8.01 (c)(i) or (g), the Company shall pay to the Parent, by wire transfer of immediately available funds, $14,500,000 in cash (the “Termination Fee”).

(b)        In the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b) (other than an injunction, order, decree or ruling based on or related to any applicable antitrust or competition law or regulation), (c)(ii) or (e), (ii) there shall have been publicly disclosed, directly or indirectly, by the Company or the proponent thereof, at or prior to the time of such termination a bona fide Acquisition Proposal with respect to the Company and (iii) a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal within twelve months of such termination of this Agreement or an Acquisition Proposal otherwise is consummated within twelve months of such termination of this Agreement, the Company shall pay the Termination Fee to Parent.

(c)        In the event that a Termination Fee is payable to Parent, the Company shall pay the Termination Fee to Parent (i) if this Agreement is terminated pursuant to Section 8.03(a) on the date of termination (it being understood that no termination by the Company shall be effective until the Termination Fee has been paid by the Company) and

(ii) if this Agreement is terminated pursuant to Section 8.03(b), at the time of consummation of the Acquisition Proposal.

(d)        In the event that the Company shall fail to pay the Termination Fee, required to be paid pursuant to this Section 8.03 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the then-current prime lending rate as published in the Wall Street Journal. In addition, if the Company shall fail to pay such fee when due, then the Company shall also pay to the other party all of the other party’s costs and expenses (including attorneys’ fees and expenses) in connection with efforts to collect such fee and/or expenses.

(e)        The parties acknowledge that the Termination Fee and this Section 8.03 are an integral part of the Offer and the Merger and the other transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01        Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Sections 3.04, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 6.09 and 6.10 and this Article IX).

9.02        Waiver; Amendment. Subject to the provisions of Section 6.12(c), at any time prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the Plan of Merger contained herein to the shareholders of the Company.

9.03        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04        Governing Law; Jurisdiction; Venue. This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise shall be governed by and construed in accordance with the laws of the State of Delaware (other than with respect to matters relating to fiduciary duties of the Company Board, the Merger, the TBCA, the TBOC and any matters mandatorily governed by Texas law, with respect to which Texas law shall apply) without giving effect to conflicts of laws principles that would result in the application of the law of any other state. The Delaware Court of Chancery sitting in Wilmington, Delaware (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court and the Federal court of the United States of America sitting in the State of Delaware) will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution, whether in contract, tort or otherwise. Each of the parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

9.05        Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to the Company, to:

Intervoice, Inc.

17811 Waterview Parkway

Dallas, Texas 75252

Attention:        Chief Executive Officer

Facsimile:        (972) 454-8781

With a copy to:

David E. Morrison

James R. Griffin

Fulbright & Jaworski L.L.P.

2200 Ross Ave., Suite 2800

Dallas, Texas 75201-2784

Facsimile:        (214) 855-8200

If to Parent or Purchaser, to:

Convergys Corporation

201 East Fourth Street

Cincinnati, Ohio 45202

Attention:        Karen R. Bowman, Senior Vice

                        President, General Counsel and Corporate Secretary

                        Kevin C. O’Neil, Senior Attorney - M&A

Facsimile:        (513) 723-7734

With copies to.

Christopher J. Hewitt

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile:        (216) 579-1212

9.06        Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of Parent and the Company regarding the Transactions and supersedes any and all other oral or written Agreements previously made or purported to be made, other than the Confidentiality Agreement and the Tender and Voting Agreements. Other than those set forth in the Tender and Voting Agreements, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Article III, and Section 6.09, which is intended to benefit the Indemnified Parties, nothing expressed or implied in this Agreement (including Section 6.10) is intended to confer any rights, remedies, obligations or liabilities upon any person other than Parent and the Company.

9.07        Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.08        Assignment; Successors. No party may assign either this Agreement or any of its rights or interests, or delegate any of its duties hereunder, in whole or in part, without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

9.09        Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CONVERGYS CORPORATION

By:
Name:
Title:

DIALOG MERGER SUB, INC.

By:
Name:
Title:

INTERVOICE, INC.

By:
Name:
Title:

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay, and (subject to any such rules or regulations) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered and not properly withdrawn, and, to the extent permitted by the Agreement, may amend or terminate the Offer if, at the expiration of the Offer, as extended or amended: (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; (ii) any approval or consent of any Governmental Authority which is necessary for the Transactions to be consummated in accordance with the terms of the Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect, and any waiting period the failure of which to have expired, would, upon the purchase of the Shares pursuant to the Offer, have, individually or in the aggregate, a Material Adverse Effect on the Company, shall not have been obtained or be in full force and effect or shall not have expired; (iii) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any other Shares beneficially owned by Parent or its wholly owned subsidiaries, constitute more than two-thirds of all the Fully Diluted Shares of the Company (the “Minimum Condition”); or (iv) any of the following conditions shall occur and be continuing:

(a)        (i) any of the representations and warranties of the Company set forth in Sections 5.03(b)(1) (other than de minimis variations), 5.03(m), or 5.03(w) of this Agreement shall not be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Acceptance Date as though made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) any of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at and as of the date of this Agreement and at and as of the Acceptance Date as though made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each instance, in the case of this clause (ii) only, except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b)        (i) the Company shall have failed to perform or comply in any respect with Section 6.10(f) of this Agreement, or (ii) the Company shall have failed to perform or comply in any material respect with any other of its agreements, obligations or covenants under this Agreement, and such failure to perform or comply with such other agreements, obligations or covenants shall not have been cured to the good faith satisfaction of Purchaser;

(c)        this Agreement shall have been terminated in accordance with its terms;

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(d)        there shall have occurred any event, change, effect or occurrence which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company;

(e)        Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder; or

(f)        a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

The foregoing conditions, other than the Minimum Condition, may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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